Exhibit 99.2

NEWS RELEASE

For more information contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

St. George, UT 84790

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: May 21, 2013

SKYWEST, INC. ANNOUNCES AGREEMENT WITH EMBRAER
FOR 100 FIRM AND 100 OPTIONS E175 REGIONAL JETS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASD:SKYW) announced today that it has entered into an agreement with Embraer for the purchase of 100 new E175 dual-class regional jet aircraft. Of the 100 aircraft, 40 are considered firm deliveries and the remaining 60 aircraft are considered conditional until SkyWest enters into capacity purchase agreements with other major airlines to operate the aircraft. Deliveries for the 40 firm aircraft are anticipated to begin in the second quarter of 2014 and continue through mid 2015. The aircraft will be configured in 76 seats in dual-class. The agreement also includes options for an additional 100 E175 aircraft and would be valued at USD 8.3 billion if all 200 aircraft are ordered. The initial 40 firm aircraft outlined above will be operated by SkyWest Airlines, Inc. (“SkyWest Airlines”) a wholly-owned subsidiary of SkyWest, Inc., under a new agreement with United Airlines, Inc. (“United”).

SkyWest management believes reaching this agreement brings to conclusion a thorough process that also included the negotiation of support and long-term maintenance agreements that will enable SkyWest to efficiently manage the operating costs of the new aircraft. SkyWest management also believes it has developed an industry-leading agreement that will allow SkyWest to offer competitive benefits to its major partners.

“We are pleased with the agreement between Embraer and SkyWest that represents the culmination of a long and creative process for the acquisition and long-term management of the initial 40 firm aircraft to be operated for United” said Bradford R. Rich, SkyWest President. He continued, “ the selection of the E-Jet was based on the customer acceptance, fuel efficiency and attractive operating costs that are offered by this equipment type. We hold the Embraer team in high regard and look forward to a long-term future of operating these E-Jets.”

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines, Inc. (“ExpressJet Airlines”) based in Atlanta, Georgia. SkyWest Airlines operates as United Express, US Airways Express, Delta Connection and American Eagle carriers under contractual agreements with United, Delta Air Lines, Inc. (“Delta”), US Airways, Inc. (“US Airways”) and American Airlines, Inc. (“American”). SkyWest

Airlines also operates flights for Alaska Airlines under a contractual agreement. ExpressJet Airlines operates as United Express, Delta Connection and American Eagle under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,100 daily departures and a fleet of approximately 760 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

(more)

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements. SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly the E-Jets, uncertainties regarding operation of the aircraft, the ability to obtain certain regularity approvals to operate the aircraft under our operating certificates and the ability to obtaining financing for the aircraft.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved. The challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2012, entitled “Risk Factors.”